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                                                                    Exhibit h(2)

                         CitiFunds Tax Free Income Trust
                              388 Greenwich Street
                            New York, New York 10013

                                                      August 24, 2000

Citi Fiduciary Trust Company
12 Broad Street
11th Floor
New York, New York 10004

     Re:  CitiFunds Tax Free Income Trust - Transfer Agency and Service
          Agreement

Ladies and Gentlemen:

     This letter serves as notice that Citi New York Tax Free Income Fund, Citi National Tax Free Income Fund and Citi California Tax Free Income Fund (the "Series"), are added to the list of series to which Citi Fiduciary Trust Company ("Citi Fiduciary") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of October 1, 1999 (the "Agreement") between each of the investment companies listed on Schedule A thereto and Citi Fiduciary (formerly known as, "Smith Barney Private Trust Company").

     Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

                                        CITIFUNDS TAX FREE INCOME TRUST


                                        By: /s/ Philip Coolidge
                                            ------------------------------

                                        Title: President
                                               ---------------------------

Acknowledgment:

CITI FIDUCIARY TRUST COMPANY

By: /s/ George Betsios
    --------------------------------------

Title: Director Transfer Agency Operations
       -----------------------------------